Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on this Form S-1 of our report dated March 15, 2017 with respect to the consolidated balance sheets of Royal Hawaiian Orchards, L.P and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, partners’ capital, and cash flows for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Royal Hawaiian Orchards, L.P and subsidiaries filed with the Securities and Exchange Commission.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ EKS&H LLLP

March 21, 2017

Boulder, Colorado